Exhibit 10.21

20th of March 2016	Unofficial English Translation from Hebrew

Convertible Loan Agreement

1.	At the request of Wize Pharma Ltd. public co. no. 520033259 (the “Company”), Rimon Gold Assets Ltd. co. no. 514819424 (the “Lender”) hereby agrees to provide a convertible Loan in favor of the Company under the terms set forth in this agreement, and the Company agrees to accept the Loan from the Lender under the terms of this agreement as set forth hereafter:

1.1.	The Loan is in the sum of 2,000,000 NIS (in words: two million NIS). The Loan will be provided for a period of eighteen months starting from the date it is in fact provided to the Company (the “Loan Period”).

1.2.	The Loan will be provided to the Company’s bank account, the details of which will be given to the Lender beforehand in writing by the Company, by way of a bank transfer, in NIS, immediately after all the preliminary terms for providing the Loan have been fulfilled, as set forth in section 7 hereafter (the “Closing Date”).

1.3.	The last date for the Closing Date is 60 days after the parties have signed this agreement (the “Last Date”), after which this agreement will expire without the need for any notice or any other action, and the Lender will not have any liability with respect to providing the Loan to the Company or in connection with this agreement, subject to the provisions of section 7.5 hereafter.

2.	The Loan sum will serve the Company for its routine needs as existing from time to time, and in any event it will not serve for returning any financial debts by the Company, or other debts, except in the ordinary course of the Company’s business as conducted as of the date of signing this agreement.

3.	Repaying the Loan and the Terms of the Loan

3.1.	The Loan bears annual interest at the rate of 4% (the “Interest”). The interest will be paid at the end of the Loan Period together with the principal sum of the Loan, including by way of converting the Loan into Company shares. The principal sum together with the interest will be hereinafter referred to as the “Loan”.

3.2.	To the extent that the sum of the Loan will not be paid to the Lender in full or converted by the time stipulated in accordance with the provisions of this agreement (the “Loan Maturity Date”), the sum of the Loan will bear Late Payment Interest from the Loan Maturity Date at the annual rate of 10% (the “Late Payment Interest”).

3.3.	The principal sum of the Loan and the interest are not linked to any linkage base.

3.4.	Any payment on account of repaying the Loan will first be imputed to the interest and/or the Late Payment Interest, and afterwards to the principal sum of the Loan, subject to the provisions of section 4.2 hereafter.

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3.5.	All the payments to the Lender which shall be made according to this agreement will be free and clear from any tax and deduction of the Company, and they will be made without any offset or counter claims, and without any deductions.

3.6.	If the Company is required at any time, according to any law, to deduct tax which applies to it for any payment due to the Lender in accordance with this agreement, the sum due from the Company will be increased by the amount required in order to ensure that after the deduction or the payment as mentioned the Lender will receive at the date of payment, the net sum, which equals that sum that it would have received if the deduction or payment as mentioned had not been required (except for taxes that by their nature apply to the Lender such as the Lender’s income tax). The Company will pay to the relevant tax authority the entire sum that it must deduct or deduct from source, within the period set forth this according to the relevant law, and the Company will immediately give the Lender all receipts, approvals, and/or any other proof, which indicate the sums which were paid or which are paid for any deduction or payment of tax as mentioned.

3.7.	The Company will not be entitled to repay the Loan by early payment in full or in part, unless the Lender has given its prior written consent to this according to its exclusive discretion.

3.8.	Payments from the Company to the Lender according to this agreement will be made to the bank account in respect of which the Lender shall notify the Company in writing in accordance with the provisions of this agreement.

4.	Converting the Loan

4.1.	At any time starting from the date the Loan was provided to the Company, the balance of the Loan (principal and interest) may be converted into the Company’s shares, in full or in part, according to the Lender’s exclusive discretion.

4.2.	Any sum that will be converted into shares will be considered as paid in fact on account of the Loan (principal and interest for the converted principal sum which has accumulated until that time).

4.3.	The Lender may convert the Loan by giving a written notice to the Company regarding its wish to convert the Loan (the “Conversion Notice”). The notice as mentioned will detail the Loan sum which the Lender wishes to convert into Company shares (principal and interest which has accumulated up to the conversion date for part of the principal as mentioned) (the “Converted Loan”), however, no less than 100 thousand NIS in each conversion notice as mentioned.

4.4.	The quantity of shares that will be received in the conversion (the “Conversion Shares”) will be determined according to the result of dividing the balance of the Converted Loan by 63.58 agurot (the “Exercise Price”). For example: if a half year later the Lender decided to convert 1,000,000 NIS with additional interest in the amount of 20,000 NIS for the period– the Lender will receive 1,604,278 shares in the Company).

4.5.	In the event of a conversion the Conversion Shares will be issued within 7 business days after the conversion notice has been received by the Company (the “Issue Date”) and in accordance with the Stock Exchange rules and according to any law. To the extent required, the parties will cooperate for completing the issue of the shares including providing information the required for reporting or publishing statements according to law and they will sign the documents required for this purpose.

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4.6.	Adjustments as a result of issuing bonus shares, participating in the issue of rights, distribution of dividends, and the consolidation or distribution of capital:

4.6.1.	In the event that the Company will distribute bonus shares when their effective distribution date applies during the period in which the Loan can be converted, then the number of Conversion Shares which the Lender will be entitled to receive upon converting the Loan will increase, and this is by adding a number of the shares that the Lender would have been entitled to as bonus shares had it converted the entire balance of the Loan at the effective distribution date.

4.6.2.	If the Company’s shareholders will be offered by way of rights, rights to purchase any securities, the number of Conversion Shares will be adjusted to the bonus component in the rights as it is expressed by the ratio between the closing rate of the Company’s shares on the Stock Exchange on the last trading day before the EX day and the base rate “EX rights”, as shall be determined by the Stock Exchange.

4.6.3.	In the event that the Company shall distribute a dividend when the effective date of its distribution is during the period in which the Loan can be converted, then the exercise price for the balance of the Loan which has not yet been converted up to that time will be reduced, by multiplying it by the ratio between the base rate of the Company’s shares on the Ex dividend trading day as shall be determined by the Stock Exchange, and the closing rate in the Stock Exchange of the Company’s shares on the last trading day before the Ex day, provided that the exercise price will not be less than the par value of the Company’s shares.

4.6.4.	In the event of a consolidation or distribution of the Company’s share capital, an adjustment will be made of the Conversion Shares in the same manner in which it will be made in respect to the rest of the Company’s shares.

5.	Sureties

5.1.	For securing repayment of the Loan and the performance of the Company’s other undertakings by the Company as mentioned in this agreement and in the Sureties Documents, right after signing this agreement and in any event before the Closing Date, and as a condition to it, the Company will pledge and register in the Companies Registrar in favor of the Lender: (1) a single first ranking floating charge without any sum limit– on all the assets, the money, the property and the rights of any type and kind without any exception that the Company has now and that it shall have in the future at any time and in any manner, and (2) a first ranking fixed charge and assignment by way of the charge, without any sum limit, of all the Company’s rights, including the distribution rights and the right to purchase additional distribution rights, by virtue of the Exclusive License and Distribution Agreement between the Company and Resdevco Ltd. which was signed on the 1st of May 2015, as amended on the 22nd of November 2015 and as shall be amended from time to time (hereinafter the “Distribution Agreement” and jointly referred to as the “Pledged Assets”).

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5.2.	The versions of the pledge agreements are attached to this agreement as appendix 5.2 (the “Sureties Documents”).

5.3.	The Company undertakes, without derogating from any undertaking in the surety agreements: (a) not to pledge any asset of the Company’s assets (including the Pledged Assets), not to mortgage it, not to assign the Pledged Assets by way of a pledge, not to provide it as any other surety of any type or as another surety for any obligation, of the Company or of the Company’s subsidiary or of others, in favor of any third party; (b) to pay on time and according to any law, all the taxes, the fees, the levies and the obligatory payments of any type and kind which are imposed and/or shall be imposed on and/or with respect to the Pledged Assets and/or on any income arising from it; (c) not to institute any proceedings with respect to the Pledged Assets that could cause any harm and/or derogation from the ability of the Lender to realize the pledges as mentioned; (d) to immediately notify the Lender of any event of a loss, expropriation, lien, seizure or confiscation of the Pledged Assets, the instating of any execution action and/or other realization proceedings with respect to the Pledged Assets, of any event of the issuing of any injunctions and/or mandatory orders with respect to the Pledged Assets and of any event of a claim of any right regarding the Pledged Assets; (f) to immediately notify any body and/or person who instituted such action as mentioned of the pledge in favor of the Lender, and to immediately take at their expense all the measures required for the immediately cancellation of each of the actions set forth above; (f) to allow the Lender to receive details with respect to the Pledged Assets, as shall be required by the Lender from time to time. Notwithstanding the aforesaid, the Company will be entitled to assign its rights of any type to a subsidiary under the Company’s control (when control of a subsidiary for the purpose of this agreement is any Company in which the Company hold over 80% of its outstanding share capital and voting rights) (any such Company as mentioned a “Subsidiary”) and this is provided that in addition to the pledges in the Company in favor of the Lender, as set forth in section 5.1 above and in the Sureties Documents, and as a condition to the assignment as mentioned, the same pledges in favor of the Lender will also be registered in the subsidiary, as these exist in the Company and subject to the provisions of section 9.4 hereafter. In such case, the Company will notify the Lender in advance and in writing regarding such assignment as mentioned.

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6.	The Right of Future Investment

6.1.	The Company hereby grants the Lender, starting and subject to the Closing Date and the actual providing of the Loan by the Lender, a right to participate in any future issuance of the Company’s securities, whether private or public (in accordance and subject to the provisions of section 6.1.2 hereafter), during a period of 24 months after the Loan was provided to the Company, in the aggregate sum (with respect to all the issuances as mentioned in which the Lender will choose to participate) will not exceed one and a half times the Loan sum, in other words 3,000,000 NIS (in words, three million NIS) according to the decision of the Lender according to its exclusive discretion, and the price per share which will reflect a discount of 15% with respect to the lowest price per share which will be determined for the purpose of any issuance of securities which the Lender will choose to participate in, respectively (the “Right of Future Investment”), and this is as set forth hereafter:

6.1.1.	Immediately after signing a private placement agreement with an investor, the Company will forward a written notice to the Lender which sets forth the terms of the investment. For 5 business days afterwards the Lender will be entitled to notify the company in writing regarding joining the issuance of shares and this s without any right to change the terms of that issuance is shares, except for payment to the Company for the issued shares which shall reflect a discount of 15% with respect to the lowest price which was determined for that issuance. From the moment the Lender has notified as mentioned, it will be required to participate in the issuance of shares without any right to retract.

6.1.2.	Right after the completion of a public offering of the Company’s securities (the “Public Offering”), the Company will transfer to the Lender a written notice setting from the terms of the public offering. As part of the future right of investment, the Lender will have the right, for a period of 10 business days afterwards, to notify the Company in writing regarding its wish to invest in the Company and in the framework of a private placement of the Company which shall take place within 15 days after the notice date as mentioned, from the Lender to the Company subject to receiving all the approvals required for this purpose at that time), including the sum that it intends to invest as mentioned, under the same terms of the public offering of securities except for the payment to the Company of the issued shares which will reflect a discount of 15% in respect to the lowest price that was determined in the public offering of securities.

6.2.	Exercising the right to invest will be subject to the Stock Exchange rules and any statutory provisions.

6.3.	To the extent that for reasons which are not dependent on the parties, additional approvals will be required in the future with respect to exercising the right to invest, the Company will make its maximum effort to obtain these approvals at the Company’s expense (and the Lender will reasonably cooperate with it), and to the extent that notwithstanding the Company’s efforts as mentioned above the required approvals will not be obtained, the Company will pay to the Lender, within 60 days after the Lender will have the possibility of exercising the right of future investment for the first time (and this is without derogating from any other remedy which shall be available to the Lender to the extent that the Company has breached its undertakings according to this agreement before that time in a manner which adversely impacts exercising the right of future investment), a one- time payment in the sum of 200,000 NIS (two thousand NIS) for a refund of the Lender’s expenses with respect to the contractual engagement and the performance of this agreement.

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7.	Preliminary Conditions

The Lender will provide the Loan to the Company subject to the fulfillment of the following preliminary conditions:

7.1.	The Company, by the CEO of the Company, has notified the Lender in writing, that the approval of the Company’s board of directors has been received, and an approval of the Stock Exchange for the registration of the Conversion Shares, which constitute all the approvals required for the Company with respect to the signing and performance of this agreement, including regarding the issue of converting the Loan and granting the right of future investment, however this is except for the approval of the Stock Exchange, and the approval of the authorized organs in the Company, to the extent required, with respect to exercising the right of future investment (the “Required Approvals”), and that all the other preliminary conditions set forth in this section 7 have been fulfilled. For the sake of avoiding doubt the Company alone will bear all the costs required for receiving the required approvals and/or any additional approval required for performing this agreement.

7.2.	All the sureties pertaining to the Sureties Documents have been lawfully signed and created.

7.3.	At the time of providing the Loan the Company is not in breach of any of its undertakings or its representations according to this agreement or the Sureties Documents, and it will not be in such breach following the provision of the Loan.

7.4.	As of the date of providing the Loan, no event, change or other circumstance has existed which could constitute (or which could reasonably constitute) an adverse material change of its business, its financial situation, its assets or the results of the Company (an “Adverse Change Event”).

7.5.	To the extent that these preliminary conditions are not fulfilled by the last date for their fulfillment, the Company will pay the Lender, within 7 days after the last date (and this is without derogating from any other remedy that will be available to the Lender to the extent the Company breached its undertakings according to this agreement before that time) a one- time payment in the amount of 50,000 NIS (fifty thousand NIS) for a refund of the Lender’s expenses, with respect to entering into this agreement, and it will order his attorney to remove the pledges which have been created according to the Sureties Documents as soon as possible (to the extent these have been created).

8.	The Company’s Representations

The Company hereby represents to the Lender as follows, and confirms that it is aware that the Lender has relied on the Company’s representations, its statements and its undertakings set forth in this section hereafter.

8.1.	The Company is a public Company lawfully registered in Israel, which has been established, which acts and exists in accordance with the laws of the State of Israel, and whose shares are traded on the Stock Exchange in Israel. The Company is not in breach of any provision of its corporate documents, and/r any decision of any organ of the Company. The Company has no subsidiaries or any other holdings in the Company or partnership or any other legal entity, except companies that meet the definition of subsidiaries according to this agreement as set forth in appendix 8.1 of this agreement, and none of them are active as of this time or own any material assets.

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8.2.	The Company has adopted the decisions required according to law and according to its corporate documents for approving this agreement, for creating the sureties, for giving the possibility of converting the Loan and for giving the right of future investment to the Lender according to this agreement.

8.3.	Except for the approvals required as set forth in section 8.2 above, there is nothing preventing the Company, whether according to law, agreement, or undertaking whether verbal or written or in any other manner, from signing this agreement, entering into this agreement and performing its terms.

8.4.	The Company entering into this agreement and the Sureties Documents, and performing its undertakings pursuant to them, constitute a legal, valid, binding and enforceable undertaking of the Company.

8.5.	The Company signing this agreement and the Sureties Documents, and performing its undertakings pursuant to them, including realizing any surety which has been created or given in accordance with this agreement and/or a document of the Sureties Documents, do not contradict and they will not contradict in any aspect: (a) any law that applies to the Company; (b) the Company’s corporate documents and/or any of the resolutions that were adopted (and which are valid) by the Company; or (c) an agreement and/or other document that the Company is party to and/or that binds the Company, and they will not cause a breach of the agreement and/or any other document as mentioned.

8.6.	The pledges created in accordance with the Sureties Documents confer a preferred surety interest, of the ranking and type described in the Sureties Documents (subject to statutory preferred obligations that could have a preferred ranking to the pledges according to the Sureties Documents regarding the assets pledged pursuant to them); the pledges which have been created as mentioned according to the Sureties Documents cannot be cancelled or nullified in the event of insolvency or liquidation of the Company. except for the permitted pledge, as defined hereafter, the Company did not create (directly or indirectly) any pledge on an existing asset or right of the Company or of companies affiliated to the Company, including subsidiaries, in favor of any third party except for the Lender. Except for the permitted pledge, all the pledges listed in the extract of the Registrar of Companies which is attached hereto as appendix 8.6 of this agreement (the “Existing Pledges”), are historic pledges regarding assets which are not owned or used by the Company, and which have been sold or remitted in the framework of a creditors’ settlement before the time of this agreement (including and without derogating from the generality of the aforesaid, pledges regarding deposits, securities, rights in shares of held companies or subsidiaries and the like).

The “Permitted Pledge” is first ranking fixed pledge no. 16 which was created on the 8th of June 2015, which appears in the extract of the Registrar of Companies, as of the date of this agreement, in favor of Bank Hapoalim Ltd. on a Shekel deposit in the sum of 40,000 NIS including its proceeds, in account no. 5385 in Bank Hapoalim Herzliya branch. Notwithstanding the aforesaid in the extract of the Registrar of Companies, that this pledge is not limited by sum, this pledge is limited to that Shekel deposit in the sum of 40,000 NIS only and its proceeds.

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8.7.	The distribution agreement is in force and the Company is not in breach of any provision of this distribution agreement, and in addition, the Company is not aware of any intention to cancel the distribution agreement or any part of it, to perform changes in it or to reduce the period of the agreement as mentioned. A true copy of the distribution agreement has been given to the Lender. Without derogating from the generality of the aforesaid, entering into this agreement or performing it does not affect the validity or terms of the distribution agreement or lead to the acceleration of the performance of the Company’s undertakings, or confer any cause to any third party to cancel it, change it, shorten it, or demand the acceleration of undertakings by its virtue as mentioned.

8.8.	No liquidation proceedings have been instituted against the Company, no notice or warning have been received at the Company of the intention to institute such proceedings, and the Company is not aware of any cause of action which could lead to the instituting of such proceedings.

8.9.	Except for legal proceeding which the Company has reported in its public statements as mentioned in appendix 8.9 of this agreement, and which cannot materially adversely affect the Company’s ability to meet its undertakings according to this agreement and the Sureties Documents, no legal proceedings or investigations are pending against the Company, its shareholders and/or its officers in the Company, and the Company is not aware of any threat by any party to institute such proceedings.

8.10.	The Company is not aware that it is in breach of any legal proceeding, order, instruction, approval, judicial decision or decision or approval of any other government authority or of any other law that could reasonably prevent the Company from entering into this agreement and/or the Sureties Documents and/or execute and perform the Company’s undertakings in full according to these documents.

8.11.	Without derogating from the Company’s liability to the representations and statements set forth in this section, the Company does not have any additional information that was not disclosed to the Lender, and which could have affected the Lender’s willingness to provide the Loan to the Company in accordance with the terms of this agreement. All the representations and statements of the Company set forth in this section 8 will remain in force even after this agreement is signed, and the Company will be regarded as if it has repeated these representations and statements even after the Loan was provided, and at any time afterwards, except for the representations set forth in sections 8.7 to 8.10 (inclusive) above, and this is as long as any sum exists which is paid, or that could be paid, to the Lender according to this agreement or the Sureties Documents which has not yet been paid.

9.	The Company’s Undertakings

Starting from the date of signing this agreement, and as long as the sums which the Company owes to the Lender according to this agreement and according to the Sureties Documents have not been fully repaid, the Company undertakes to perform the undertakings set forth in this section hereafter (and this is unless the Lender has waived in writing the performance of any of these undertakings according to its exclusive discretion from time to time).

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9.1.	The Company will deliver to the Lender, unless the information as mentioned was publicly reported by it:

9.1.1.	A notice including reasonable details of any legal proceeding against the Company or threat to institute such legal proceedings as soon as possible after the Lender became aware of this.

9.1.2.	A copy of any document or correspondence with respect to the agreement pertaining to the fixed charge.

9.1.3.	A notice of any breach of this agreement or any of the Sureties Documents.

9.1.4.	Any other information which shall be reasonable required by the Lender regarding the Company’s situation, to the extent this information is required in order to protect the Lender’s rights according to this agreement and/or according to the Sureties Documents.

9.2.	The Company will not take and/or undertake to take and/or adopt a decision to take any financial obligation or Loan from any third party (except for a financial obligation by virtue of the provisions of this agreement) and it will not grant to any third party a Loan and/or credit and/or guarantee and/or undertaking to indemnify any entity for guaranteeing the undertakings and/or the obligation of any third party.

9.3.	The Company will not sell, transfer, pledge, or perform any other disposition in its assets or rights, except during its ordinary course of business, and in accordance with the manner of its conduct before the date of this agreement, and it will not change the field of its business as this is conducted as of the date of this agreement.

9.4.	The Company will not complete a purchase, merger or other similar transaction or any transaction which will transfer the control in it (as defined in the Securities Law) to a third party. Furthermore, the Company will not establish, purchase or invest in companies, partnerships or other legal entities and it will not transfer material assets and/or initialize activities by its existing subsidiaries, except for the subsidiaries, and to the extent, that as a condition to the investment, purchase, transfer of assets and/or initializing of such activities, these subsidiaries will become a guarantee of its undertakings according to this agreement, and they will create pledges on their assets in accordance with the provisions of this agreement, to the satisfaction of the Lender.

9.5.	The Company will not perform any distribution (as defined in the Companies Law – 5759 – 1999) and it will not issue bonus shares and it will not distribute dividends. Furthermore, the Company will not return shareholders Loans and it will not pay any payments to interested parties in the Company except as set forth in appendix 9.5 of this agreement.

9.6.	The Company will act, and it will do its best, to remove the registration of the existing pledges, as defined in section 8.6 above, as soon as possible after signing this agreement, at its expense, and it will update the Lender regarding the removal process as mentioned. To the extent that any of the bank accounts the rights in which, or the deposits or securities deposited in them, are subject to any of the existing pledges still exist in the Company’s name (including account no. 5385 in Bank Hapoalim Herzliya branch, in which the deposit pertaining to the permitted pledge is deposited), the Company will refrain from performing any activities in this account, and it will not transfer to such account any sums or assets of the Company or of any of the companies affiliated with it, including the subsidiaries.

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9.7.	The Company will notify the Lender in writing as soon as possible to the extent that an event will exist which according to the Company constitutes a cause for rendering the Loan immediately payable in accordance with the provisions of section 10 hereafter.

9.8.	Without derogating from any other undertaking according to this agreement, and the Sureties Documents, and the Lender’s rights by virtue of the provisions of these agreements and the provisions of any law, the Company undertakes to indemnify the Lender for and with respect to all the damage, the costs, the expenses, the losses, which it shall incur directly as a result of paying any payment at a delay, not in accordance with its payment date stipulated in these agreements, for any reason, or as a result of a breach of the provisions of this agreement or the Sureties Documents (including fees and reasonable expenses of legal advisors which the Lender will pay from time to time).

10.	Causes for Rendering the Loan Immediately Payable

10.1.	In each of the cases set forth in this section hereafter, the Lender will be entitled to declare the entire balance of the Loan which it gave, all or in part, immediately payable, in a written notice to the Company, and the Company undertakes to immediately pay any sum which shall be declared immediately payable by the Lender:

10.1.1.	If the Company breaches or does not perform any undertaking of the Company’s according to this agreement and/or according to the Sureties Documents and/or if it turns out that any statement that was given to the Lender in these documents or by the Company is not true.

10.1.2.	If the Company does not pay any sum to the Lender for the Loan which will be due to the Lender from the Company at the time set for its payment.

10.1.3.	If a receiver is appointed and/or liquidator to the Company or if a resolution to liquidate the Company was adopted or if a liquidation order was issued against the Company by the court or if a motion to freeze proceedings is filed with respect to the Company.

10.1.4.	If a lien is imposed on a material asset of the Company and/or any right and/or other asset which are pledged according to the provisions of this agreement or any part of them, or execution proceedings are instituted on material assets against the Company and the lien or the execution proceedings as mentioned will not be cancelled within 30 days, or if new legal proceedings are instituted against the Company, or if existing legal proceedings will be determined, in a manner which can have a material adverse impact on the Company’s ability to meet its undertakings according to this agreement and the Sureties Documents.

10.1.5.	If the Company files a motion to freeze proceedings and/or it will adopt a decision in the Company’s board of directors to file such motion.

10.1.6.	If the distribution agreement will expire for any reason or if any of the parties to it is in material breach of the agreement or he will notify the other party of his intention to terminate the agreement.

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10.1.7.	At the occurrence of an adverse material change as defined in section 7.4 above or at the occurrence of any other circumstances which could reasonable prevent the Company from performing the Company’s undertakings according to this agreement and according to the Sureties Documents.

10.2.	Without derogating from the rights of the Lender to take such steps as mentioned in the Sureties Documents that will be signed by the Company according to this agreement, then at the occurrence of each of the events described in section 10.1 above, the Lender will be entitled to take the following steps after giving a warning of 3 business days in advance to the Company (unless this is an urgent case according to the Lender’s discretion):

10.2.1.	To demand the immediate payment of the sums due and/or that shall be due from the Company to the Lender or any part of them.

10.2.2.	To enforce the pledges that the Company created and/or shall create in favor of the Lender including by appointing a receiver on behalf of the Lender for enforcing the pledges.

10.2.3.	The Lender shall be entitled to use its rights above, immediately after the occurrence of one of the events set forth in section 10.1 above, without any time limit, and a delay of the Lender in using any of its rights will not be regarded as a waiver of its rights and/or as being forbidden to exercise them.

11.	The Lender’s Representations

The Lender represents, confirms and undertakes to the Company as follows:

11.1.	The Lender is a private Company lawfully registered in Israel which was established, it is active and it exists. The Lender is not in breach of any provisions of its corporate documents and/or any decision of any of its organs. The only shareholder and director is Abir Raveh identity certificate no. , who holds the Company’s shares as part of the trust assets in favor of Yair Goldfinger.

11.2.	The Lender adopted all the resolutions required according to law and according to its corporate documents for the approval of this agreement.

11.3.	There is nothing preventing, according to any law, agreement or undertaking, whether written, verbal or in any other manner, the signature of the Lender on this agreement, the Lender entering into this agreement and performing its terms.

11.4.	The Lender is aware of the reporting and disclosure duties required according to law of anyone who is an interested party in a public Company.

11.5.	The Lender has the financial, economic and business ability and experience in order to analyze the granting of the Loan and/or the investment in the Company’s securities and to assess the risks and chances of the transaction and to undertake to perform it, and the Lender has the ability to weigh and understand the tax implications connected to giving the Loan and/or purchasing the Company’s offered securities in the quantity issued to it, if issued.

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11.6.	The Lender is aware that the securities offered which shall be purchased, will be purchased without making any representation or statement or without any right to be indemnified (AS IS) except as set forth in this agreement, and the Lender will not have any lawsuit and/or claim against the Company and/or its shareholders (directly or indirectly) and any of the officers and/or managers and/or employees and/or consultants and/or anyone on behalf of all of the above, with respect to the Company and its situation and/or the offered securities and/or the information given, if given, with respect to the Company, except with respect to breaches of this agreement.

11.7.	The Lender undertakes to keep all the information that it received with respect to the Company which is not public information, including information which is “internal information” if and to the extent such was given to it. The Lender is aware of the provisions of the law and the restrictions regarding the prohibition to use internal information and it undertakes to perform the provisions of this law. The Lender is aware that the Company could be required to publish an immediate statement to the public with respect to this agreement and/or with respect to the agreements regarding the provision of the Loan, subject to the provisions of this agreement.

11.8.	In the event that not all the approvals have been received which are required up to the last date as mentioned, the Lender will not be entitled to any compensation or indemnification for the fact that not all of these approvals have been received, except as set forth in this agreement. the Lender does not have and will not have any lawsuit or claim against the Company and/or anyone on its behalf including officers and consultants, in cases where any of the preliminary conditions have not been fulfilled, and this is subject to the rights of the Lender to remedies according to law in the event of a breach of this agreement by the Company.

11.9.	No agreements exist, whether in writing or verbal between the Lender and a holder of shares in the Company, or between the Lender and any other body or person, with respect to the Company, to the purchase or sale of the Company’s securities or regarding voting rights in the Company.

12.	Miscellaneous

12.1.	Each party will bear his expenses and the payment of taxes which apply to him with respect to granting the Loan, except to the extent that it was expressly determined otherwise in this agreement. the Company will bear all the fees and the payments which will be required by the Stock Exchange with respect to converting the Loan into shares and/or exercising the right of future investment.

12.2.	All the sums that the Company will pay to the Lender according to this agreement do not include VAT, to the extent that it applies in accordance with any law, and which is supposed to be added to these sums by the Company (against a lawful tax invoice by the Lender). Notwithstanding the aforesaid, to the extent the Lender is not an authorized dealer for VAT purposes (as the Lender will notify the Company) VAT as mentioned will not be added, and the Company will issue a self- invoice as required according to law with respect to the sums as mentioned.

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12.3.	This document and its appendixes express the entire agreement between the parties regarding the subjects and issues discussed in it, and it replaces and cancels any representation, negotiations, custom, memorandum of understanding, discussion summaries, letters of intent and/or undertaking and any other document that existed or were exchanged (whether in writing or verbally) in respect to these subjects and issues, between the parties, before signing this document. The parties see all the terms of the agreement as whole and they declare that they have entered into this agreement out of the intention that they perform all of its terms as whole.

12.4.	Any change, amendment or addition, waiver, extension, discount or non- exercise of a right according to this document will be in force only if they were made in an express document signed by all the parties to the document, and they will apply only in the event that it was expressed in this document as mentioned and they will not derogate from other rights of any party according to this document.

12.5.	No conduct by any of the parties will be considered as a waiver of any of his rights according to this document or according to any law, or as a waiver or consent by him to any breach or non- performance of any terms of the document by the other party or as giving a deferral or extension or as a change, cancellation, or addition of any term, unless they were expressly made in writing.

12.6.	If none of the parties enforced or enforced at a delay any right of the rights conferred to him according to this document or by virtue of the law, in a certain case or in a series of cases, this will not be regarded as a waiver of this right or of any other rights.

12.7.	The non- validity of any of the provisions of this document or the absence of the ability to enforce it by the court or other tribunal according to the laws of the State of Israel, will not harm the validity of the other provisions of this document, and the parties will perform this document as close as possible to its original provisions, and according to its spirit.

12.8.	The parties will take all other reasonable steps (including paying payments, bearing expenses, signing additional documents and furnishing the required approvals) which shall be required for implementing and performing this document.

12.9.	No party is entitled to transfer and/or assign and/or pledge in favor of any third party his rights and/or undertakings according to this document, except with the prior written consent of all the other parties to this document. Notwithstanding the aforesaid, the Lender (and any transferee of the Lender) will be entitled at any time, according to its exclusive discretion and without the need to obtain the Company’s consent, to transfer, assign, and/or pledge its rights and obligations with respect to the Loan, its conversion and/or the Sureties Documents and/or by virtue of the right of future investment, all or in part, to affiliated parties of the Lender (who shall be defined for the purpose of this agreement as Yair Goldfinger and any Company under his control and any Company lending a part of the trust assets in his favor), provided that the Lender will send a prior written notice regarding the transfer as mentioned to the Company, and that the transferee will agree in writing to accept upon himself the relevant provisions of this agreement. Notwithstanding the aforesaid, in the event of the existence of any of the causes of action set forth in section 10 to declare the Loan immediately payable, the Lender (and any transferee of the Lender) is entitled to transfer, to assign, and/or to pledge its rights and obligations with respect to the Loan, its conversion and/or the Sureties Documents and/or by virtue of the right of future investment, all or in part, to any third party according to its exclusive discretion and subject to giving a notice to the Company and signing the transferee on this agreement as mentioned above. The Company undertakes to act in cooperation to the extent necessary for arranging the transfer, the assignment and/or the pledge by the Lender, including signing any document, form or agreement which shall be required with respect to this. To the extent such change will create any expenses for the Company they will be paid at its expense and by the Lender.

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12.10.	This document will not be considered an agreement which was made in favor of any third party, and no third party will have a right of claim by its virtue or by virtue of any of its sections or provisions against any of the parties to it, except for the Lender’s permitted transferees subject to the provisions of section 12.9 above.

12.11.	This document will be interpreted by the Israel law only. In the event of a disagreement between the parties or with respect to the enforcement of any of the parties’ rights according to this agreement and the Sureties Documents, they will turn to the competent court in the city of Tel Aviv – Jaffa only.

12.12.	Notices pursuant to this document will be made in writing, and they will be sent by registered mail, by electronic mail, by facsimile or they will be hand delivered, according to the parties’ addresses at the end of this document or according to other addresses which the parties shall notify of in accordance with the provisions of this section. Any notice which shall be sent by a party to the other by registered mail shall be considered as if it reached the knowledge of the addressee seven days after it was delivered to the post office; a notice that was delivered in person until 17:00 in any given business day will be considered as if it was received as of the day which it was sent, if it was sent later than 17:00 in any given business day it will be considered as if it was received in the next business day; a notice that was delivered by electronic mail will be considered as if it was received on the first business day after it was sent by electronic mail; and a notice that was sent by facsimile – with [sic] for one business day (where it was received) from the time it was transmitted by facsimile, as approved by the machines notice from which it was transmitted.

12.13.	The parties will not disclose to any third party any detail regarding any of the terms of this agreement. The aforesaid will not apply to the disclosure of information which is required by virtue of the provisions of any law or a demand of an authorized authority, information which became public domain, information transferred to the shareholders, officers, employees, consultants, affiliated parties or investors (existing or potential) of any of the parties.

And we have hereby signed hereafter:

/s/ Or Eisenberg	/s/ Abir Raveh
Wize Pharma Ltd. Date: 20/3/16 Address: 2 Hamenofim St. Herzliya To: Or Eisenberg, CEO Fax: 072- 2600537 Email: or@wizepharma.com	Rimon Gold Assets Ltd. Date: 20/3/16 Address: 32 A Habarzel Tel Aviv To: Accountant Abir Raveh Fax: 03- 7676990 Email: Abir@raveh-ravid.co.il

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Appendix 5.2

The Sureties Documents

See Exhibit 10.24 and Exhibit 10.25

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Appendix 8.1

Subsidiaries

1.       Wizecon- Bio Ltd.

2.       Ocu Wize Ltd.

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Appendix 8.9

The Legal Proceeding

For details which were reported by the Company regarding the legal proceedings see note 4D of the quarterly statement of the Company for the 30th of September 2015, as reported on the 19th of November 2015 (reference no.: 2015- 01- 158766) and immediately statements of the Company of the 20th of October 2015, 16th of November 2015 and 26th of November 2015 (references nos. 2015- 01- 138666, 2015- 01- 156396, and 2015- 01- 164784, respectively).

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Appendix 9.5

Payments to Interested Parties

1.	Agreement with Mr. Ron Miron to serve as the chairman of the board of directors by a Company owned by him, as approved in a general meeting of the Company’s shareholders on the 30th of September 2015. The Company confirms that as of the date of signing this agreement, except for a current debt, it does not owe Mr. Miron any sums, including for the services which he grants to the Company.

2.	Agreement with the substitute CEO of the Company and CFO, Mr. Or Eisenberg of the terms of service and employment, as approved in the general meeting of the Company’s shareholders of the 30th of September 2015.

3.	Agreement with Mr. Noam Danenberg to provide strategic consulting services by a Company owned by him, as approved in the general meeting of the Company’s shareholders on the 30th of September 2015. The Company confirms that as of the date of signing this agreement, except for a current debt, it does not owe to Mr. Danenberg and/or to the Company owned by him, any sums, including for the services which they grant to the Company.

4.	Directors remuneration in accordance with the Companies Regulations (Rules regarding Remuneration and Expenses of an External Director), 5760 – 2000, for directors that serve and who shall serve in the Company from time to time in accordance with the approval of the Company’s organs according to any law.

5.	Directors and officers liability insurance policy in the Company in the subsidiaries and in the affiliated companies, including directors and officers which are among the controlling shareholders in the Company, as shall exist from time to time, as approved in the general meeting of the Company’s shareholders on the 24th of June 2015.

6.	Exemption from liability and undertaking to indemnify all the officers and directors in the Company and/or in the Company’s subsidiaries, including officers and directors which are and/or their relatives are controlling shareholders in the Company and officers and directors who the controlling shareholders in the Company have a personal interest in their service and employment, as shall serve in the Company and/or in the Company’s subsidiaries from time to time, as approved in the general meeting of the Company’s shareholders of the 24th of June 2015.

7.	It is clarified that the Company will be entitled, according to its sole discretion, to terminate the contractual engagements with the service providers set forth in section 1- 3 above and to replace them with other service providers provided that the cost to the Company for replacing these service providers will not exceed the cost paid at the time of signing this agreement, as set forth in sections 1- 3 above.

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